Exhibit 99

PRESS RELEASE--FOR IMMEDIATE RELEASE

INVESTORS REAL ESTATE TRUST ANNOUNCES
CLOSING OF ACQUISITION OF OFFICE PORTFOLIO
FROM SUBSIDIARIES OF MAGNUM RESOURCES, INC.

Minot, ND—September 18, 2006—Investors Real Estate Trust (“IRET”) (NASDAQ:  IRETS) announced today that on September 15, 2006, it completed the previously-announced acquisition of a portfolio of nine office complexes, consisting of 15 buildings totaling approximately 936,568 rentable square feet (the “Magnum Portfolio”), from subsidiaries of Omaha-based Magnum Resources, Inc., a real estate services and investment firm founded by W. David Scott, for aggregate consideration of approximately $140.8 million.  The Magnum Portfolio is comprised of the following properties:

  Pacific Hills, an approximately 143,061 rentable square feet (“r. sq. ft.”) office complex consisting of three multi-story and two single-story buildings located at 120th and Pacific Street, Omaha, Nebraska.
  Corporate Center West, an approximately 141,724 r. sq .ft. office complex consisting of three two-story buildings located at Old Mill Road in Omaha, Nebraska.
  Farnam Executive Center, an approximately 94,832 r. sq. ft. five-story office building located at Farnam Drive in Omaha, Nebraska.
  Miracle Hills One, an approximately 84,475 r. sq. ft., five-story office building located at Miracle Hills Drive in Omaha, Nebraska.
  Woodlands Plaza IV, an approximately 60,942 r. sq. ft., three-story office building located on Borman Drive in St. Louis, Missouri.
  Riverport, an approximately 122,567 r. sq. ft., three-story office building located on Riverport Drive in Maryland Heights, Missouri.
  Timberlands, an approximately 90,315 r. sq. ft., three-story office building located at West 114th Street in Leawood, Kansas.
  Flagship, an approximately 138,825 r. sq. ft., four-story office building located on Prairie Center Drive in Eden Prairie, Minnesota.
  Gateway Corporate Center, an approximately 59,827 r. sq. ft., two-story office building located on Bielenberg Drive in Woodbury, Minnesota.

The acquisition price of $140.8 million for the Magnum Portfolio was funded through a combination of a draw of the entire $122,610,000 available for borrowing under a loan from Citigroup Global Markets Realty Corp., of which $89,428,441 was used to repay existing indebtedness on the Magnum Portfolio and certain closing costs and expenses in regard to the acquisition and the Citigroup loan (with the remainder of the loan proceeds being held by the Borrower to be used for commercial purposes); and the issuance by IRET Properties, a North Dakota Limited Partnership and a subsidiary of IRET through which IRET conducts substantially all of its business and owns substantially all of its assets, of approximately 5.9 million units of its limited partnership units, valued at $9.50 per unit, or approximately $55.9 million in total, to the selling entities of the Magnum Portfolio.  These limited partnership units become redeemable for cash, or, at IRET’s election, for IRET’s common shares of beneficial interest on a one-to-one basis, beginning two years from their issuance under the terms of IRET Properties’ limited partnership agreement.

As of the closing date of the acquisition, the office portfolio is approximately 94% leased to multiple tenants, with lease terms ranging from 36 months to 12 years.  The acquisition of the Magnum Portfolio increased IRET’s office portfolio from 56 office properties containing approximately 3.8 million square feet of leasable space, to 65 office properties comprising approximately 4.7 million leasable square feet, an increase of approximately 25%.

IRET’s President and Chief Executive Officer, Thomas A. Wentz, Sr., commented, “We are very pleased to have closed this transaction, the largest in IRET’s history.  This acquisition adds significant square footage and high-quality office properties to our diversified portfolio.  We are also pleased that our association with the selling entities will continue through their ownership of units in our operating partnership, IRET Properties.”

About Investors Real Estate Trust

IRET is an equity real estate investment trust with a diversified portfolio of multi-family residential, office, medical, industrial and retail properties located primarily in the upper Midwest.  IRET’s headquarters are located in Minot, North Dakota, and it has additional offices in Minneapolis, Minnesota; and Omaha, Nebraska.  IRET’s common shares of beneficial interest trade on the NASDAQ Global Market under the symbol IRETS.  For more information, visit IRET’s website at www.iret.com.

Safe Harbor

Statements about IRET’s future expectations and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

For more information, please contact:

Michelle Saari, Vice President & Information Specialist

701-837-4738

Tim Mihalick, Senior Vice President & Chief Operating Officer

701-837-4738